EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
Re: DCFS USA LLC in its capacity as Servicer under the Sale and Servicing Agreement, dated as of
October 1, 2009, among Mercedes-Benz Auto Receivables Trust 2009-1, as Issuer, Daimler Retail
Receivables LLC, as Depositor, and DCFS USA LLC, as Seller and Servicer (the "Servicing Agreement"),
for the period from October 9, 2009 to December 31, 2009 (the "Reporting Period")
I, Brian T. Stevens, certify that:
(a)
A review of the Servicer's activities during the Reporting Period and of its performance under the
Servicing Agreement has been made under my supervision.
(b)
To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Reporting Period, except that:
With respect to servicing criterion 1122(d)(4)(xiv), certain delinquencies, charge-offs and uncollectible accounts were not recognized and recorded in accordance with the transaction agreements.
DCFS USA LLC believes that distributions to the security holders were not materially impacted as a result of the material noncompliance noted above. Nevertheless, DCFS USA LLC is exploring procedural and policy changes to achieve full compliance with these requirements.
Dated: March 24, 2010

/s/ Brian T. Stevens
Name: Brian T. Stevens
Title: Vice President and Controller